Exhibit 99.2

TripAdvisor, Inc. Q2 2016 Prepared Remarks

(All comparisons are against the same period of the prior year, unless otherwise noted)

We made continued progress along our key initiatives during the second quarter. With more than 385 million reviews covering 6.6 million businesses and 350 million average monthly unique visitors, TripAdvisor’s influence on travel continues to grow. We are leveraging these competitive strengths and are focused on creating an even stickier, end-to-end user experience on all devices throughout all phases of travel planning, booking and trip-taking.

Across our Hotel and Non-Hotel businesses, we are positioning TripAdvisor to deliver on our vision of what a traveler’s next-generation, phone-first, and app-first experience should be. As anticipated and previewed at the outset of the year, these initiatives have come with visible near-term revenue and profit headwinds. However, we continue to navigate a dynamic travel landscape on what we believe is the best path to maximize long-term shareholder value.

Operational Results - Hotel Segment

At 81% of our total revenue in the second quarter, our Hotel segment continues to be the biggest driver of our financial results, and we are very excited about the improved hotel shopping experience that we are building. Instant booking is a key piece, since it gives TripAdvisor users a more seamless way to plan, compare prices and book hotels. It also uniquely positions us to address the significant monetization leak inherent to our click-off model. We are early days, but during the quarter we made a lot of progress along this four-phase initiative.

Phase one: add bookable supply. We continue to deepen our partnerships with large hotel chains, OTAs, and with an ever-increasing number of independent hotels. In just two years, we have built direct connections to enable users to book more than 500,000 hotels on TripAdvisor.

With hoteliers in particular, TripAdvisor instant booking offers a wonderfully attractive value proposition: increase your reach on our platform with greater access to our global audience of high-value hotel shoppers; take direct bookings at very competitive commission rates; and leverage the consumer information we share. This resonates with many of the largest chains in the world, as well as with a growing number of independent hoteliers, the vast majority of which have been using the self-service tools in order to join our instant booking platform. With all hotel and OTA partners, we share pertinent data to enable them to better serve the consumer pre- and post-stay.

On the heels of phase one success last year, we accelerated phase two: our global product launch. What started last year with a full rollout in the U.S. in August and the U.K. in September, culminated in the second quarter this year with our rollout to users in Russia, Japan and a number of smaller countries. Each successive country launch has gone smoother than the last, and Q2 was the first quarter in which we were live to substantively all our major markets.

We are still in the early days of phase three: taking what we have learned thus far and testing and learning in our typical Speed Wins fashion to make the booking experience even better. For instance, we are helping more hotel partners improve conversion by offering more high-quality and engaging room content. This includes adding bigger and more helpful photos to tens of thousands of top hotels, as well as more engaging panoramas and walk-throughs to help users decide if a particular hotel suits their needs. This also includes streamlining and localizing the user booking flow, where implementing slight differences by country can have a significant positive impact on conversion.

We are also getting smarter about both how and when we promote the instant booking option. In the months, weeks and days leading up to a hotel booking, a hotel shopper moves from researching, to price comparing, to figuring out where to book. We continue to test ways to make our hotel pages more responsive in order to better anticipate, and more frequently satisfy, these needs. We also know that affordability matters to consumers the world over, especially in more uncertain economic times. With this in mind, we are testing ways to make it easier to find the lowest room prices across the one million hotels, inns, and B&B properties listed on TripAdvisor, regardless of whether it is offered by a partner in metasearch or in instant book.

We are also improving our transaction business acumen and increasing consumer awareness about our new booking capabilities through improved onsite messaging, more targeted email marketing campaigns and consumer promotions.

Users will continue to see a number of different sweepstakes and booking promotions on our site, and these are just some of the ways we are re-allocating direct marketing dollars that were dedicated in prior years to television advertising. With instant booking now live, we believe we are in a great position to tout our improved hotel shopping experience in order to engage more users on this feature.

Our efforts are yielding nice gains in user conversion rates, repeat rates and monetization rates. Looking at our longest standing market, the U.S., desktop instant booking conversion rates have grown approximately 20% year-over-year. U.S hotel shoppers that click on instant booking are increasingly repeating on our site, coming back to shop, input dates, and click, when compared to users that click off to a partner in metasearch. Still in the early stages following our global rollout, we believe we still have plenty more low-hanging fruit to pick as we test and learn, and test again, focused on improving the booking experience.

We are also in the early days of phase four: earning a user’s trust as their booking site of choice, which we believe is potentially our biggest long-term business driver. Brand re-education may take time, yet we are already seeing nice indicators. Travelers are increasingly storing their credit cards to make future purchases fast and easy, and the percentage of bookings using a stored card continues to grow. A substantially higher percentage of first time bookers are coming back to book again compared to last year. Prior instant bookers are converting at better rates than first-time instant bookers and prior meta bookers. A greater percentage of prior bookers are also visiting TripAdvisor through direct channels, which have much lower overall acquisition costs.

Mobile is playing, and will continue to play, a growing role. TripAdvisor-branded click-based and transaction revenue grew in excess of 30% on phone in the second quarter. One third of hotel shoppers in the second quarter visited on the phone, and on some days phone represents more than 40% of shoppers. We are most pleased with our growth on our app, where hotel shoppers and TripAdvisor-branded click-based and transaction revenue each grew by approximately 50% in the second quarter. Looking again at the U.S., we are pleased to see our most engaged shoppers on our app, as users are more likely to convert in our instant booking flow than if we were to send a user off to a metasearch partner. High repeat usage rates on app exhibits our brand strength and engagement potential. On the monetization side, this year we have seen that repeat revenue from U.S. mobile app bookers is approximately double the repeat revenue from other devices.

Helping more users book on TripAdvisor, particularly on the phone, achieves our key strategic objectives of driving more user engagement, building the repeat booking habit, and plugging the monetization leak. This is true not only in our Hotel business, but also in our Non-Hotel business.

Operational Results - Non-Hotel Segment

Complementing our hotel initiatives, we are enhancing our attractions, restaurants and vacation rentals products to better serve our 350 million average monthly unique visitors in more moments on the trip. We have significant competitive advantages in these categories: first, users already frequently engage with our rich content, as more than half of monthly unique users visit our attractions, restaurants and vacation rentals pages; second, similar to hotels, we receive only a small fraction of the value relative to the massive amount of travel commerce we help to generate; and third, by adding booking capabilities, we are driving increased user stickiness and engagement, helping users book more parts of their trip through our TripAdvisor app. Our attractions and restaurants offerings are a particular strength, as TripAdvisor uniquely helps travelers discover and experience the key moments that make any trip memorable and our restaurants offerings keep TripAdvisor more top of mind between trips.

Attractions remain our largest area of focus in this segment. On the supply side, we have grown the number of bookable products in our Viator Marketplace by more than 45% since the beginning of the year. This is fueling great consumer choice, better conversion, and strong bookings and revenue growth. We maintain a very active global sales pipeline and the team is focused on signing all top attractions in top cities this year, as well as increasing bookable products from existing suppliers. Suppliers are also increasingly providing real-time product availability via our Viator API.

On the consumer side, we continue to rollout instant booking for attractions, and in the second quarter we launched improved email campaigns and new push notifications, helping more users find and book more activities. Through our app, travelers can now be notified with a “welcome to Venice” message, for example, offering to help a user not only find a great tour or activity, but also to book it right there on their mobile device. With 690,000 listed businesses, rapid supply growth in our Marketplace, and fast-growing traveler demand, we believe we are uniquely positioned for continued growth in this category.

Moving to restaurants, we implemented mobile app notifications that engage users with helpful tips such as best restaurants nearby, popular dish recommendations, and user review snapshots, all of which drive increased awareness, stickiness and mobile engagement. With 4.1 million listings, restaurants continue to drive strong user growth, enabling TripAdvisor to help more users, more frequently in more moments, when they are traveling and when they are close to home.

Finally, in vacation rentals, we have integrated the high-demand urban inventory from our HouseTrip acquisition and can now offer users 815,000 properties to choose from, approximately 80% of which can be booked online. Our team remains focused on adding high-quality supply, making easy-to-use tools that help more users find and book a great alternative accommodation.

We operate this segment along the three- to five-year horizon we outlined at the beginning of 2015. We believe continued supply growth, and improvements to our consumer products and our partner platform, will enable us to scale these businesses quickly, globally, and profitably in the years to come.

Financial Results

Consistent with the first quarter of 2016, second quarter consolidated total revenue declined 3% in both reported and constant currency. Hotel segment revenue declined 8% year-over-year in Q2. TripAdvisor-branded click-based and transaction revenue, which includes metasearch and instant booking revenue on TripAdvisor-branded sites only, declined 15% year-over-year in the quarter. Revenue per hotel shopper declined 19% year-over-year, which was a slight improvement from our result in the first quarter.

Similar to the first quarter, year-over-year revenue and revenue per hotel shopper performance in the second quarter was impacted by our global instant booking launch, which includes both lower monetization as well as a higher percentage of revenue recognized at stay, as opposed to being recognized at the time of a click. The ongoing user shift to phone continues to dilute our revenue per shopper growth, since phone monetizes at significantly lower rates compared to desktop and tablet. Throughout the first half of the year, we have also been up against a tough metasearch auction compare from last year. Additionally, the increased number of macro events in recent months, and quarters, have also generated headlines and we believe these events dampened normal travel seasonality in the quarter.

These same factors impacted unique monthly hotel shopper growth, which was 3% year-over-year. Looking at recent trends, monetization headwinds from our first full quarter since our instant booking launch in major markets, as well as the accelerated user shift to phone this year, have reduced our ability to grow on variable marketing channels. We note that the macro events and softer trends observed in June have continued in July, making us more cautious.

Our Non-Hotel segment accounted for 19% of our second quarter revenue and revenue growth accelerated to 21% year-over-year. Adjusted EBITDA margins improved sequentially to negative 13%. As was the case last quarter, more vacation rentals revenue is now being recognized at the time of stay, due to the continued shift to our free-to-list model. This dynamic is increasing seasonality in our Non-

Hotel segment results, since a greater percentage of revenue and adjusted EBITDA is now being recognized in the back half of the year.

Consolidated GAAP net income declined by 41%. Total Adjusted EBITDA declined by 23% in both reported and constant currency and our lower adjusted EBITDA margin compared to last year was due primarily by reduced revenues in our Hotel segment. The revenue recognition shift towards transaction-based revenue in both the Hotel and Non-Hotel segments had less of an impact to Q2 revenue and adjusted EBITDA growth than in Q1.

As anticipated, consolidated expenses grew ahead of revenue in Q2. In addition, sales and marketing expenses grew year-over-year as a percentage of revenue due to slower revenue growth as well as from investments in marketing and online traffic acquisition as well as additional headcount for the Hotel business.

Our Q2 GAAP effective tax rate was 24%. We continue to expect our 2016 GAAP effective rate to be in the mid-twenties, dependent on international revenue and expense mix, among other factors.

We generated $237 million of cash from operating activities during the second quarter – an increase of 19% when compared to the same period in 2015. This was primarily due to a net increase in working capital movements. CapEx for the quarter was $19 million, or 5% of revenue, a decrease of $4 million from the second quarter of 2015, primarily due to the completion of our corporate headquarters building in 2015. As a result, second quarter free cash flow was $218 million, an increase of 23% compared to $177 million in second quarter of 2015. We note that our cash flow in Q1 and Q2 benefited from a substantial seasonal buildup of our deferred merchant payable, which is expected to result in a working capital outflow during the third quarter.

Our liquidity position remains strong. Cash, cash equivalents and short-term and long-term marketable securities balance was $891 million at June 30th. We ended the quarter with an available balance of $907 million from our $1 billion credit facility. During the second quarter, we allocated $11 million to repurchase our common stock and we have $92 million of capacity remaining under our share repurchase plan.

Our chosen path in 2016 continues to dampen near-term financial results. In the third quarter, we begin to lap the instant booking rollout and the tough metasearch auction comp eases, though recent softness and the frequency of recent macro events make us more cautious about the balance of the year.

In summary, we continue to play the long game, navigating our business to deliver the best user experience in travel as well as sustainable growth and profitability. We thank our employees for their continued hard work and we know that we have much more work ahead. On behalf of our management team and our employees, we thank our investors for their continued support.

Appendix

Webcast and Conference Call Details

TripAdvisor will audiocast a conference call to answer questions regarding second quarter financial results on Thursday, August 4, 2016 at 8:30 a.m. Eastern Time. The live audiocast will be open to the public at http://ir.tripadvisor.com/events.cfm. This letter will not be read on the call.

Non-GAAP Financial Measures

This letter contains references to certain non-GAAP measures, which, includes adjusted EBITDA, adjusted EBITDA margin, free cash flow, and constant currency measures. These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, financial information presented in accordance with GAAP. Please refer to our 2nd quarter 2016 press release and the investor relations section of our website for all comparable GAAP measures and full reconciliations for all non-GAAP measures to their comparable GAAP measures.

Safe Harbor Statement

This letter and our conference call, which will be held at 8:30 a.m. Eastern Time on August 4, 2016, may contain statements regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to TripAdvisor’s future financial performance on both a GAAP and non-GAAP basis, and the Company’s prospects as a comprehensive destination for hotels, attractions, and restaurants, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would,” “would be expected,” “look forward,” “may provide,” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our chief executive officer with respect to growth objectives, strategic investments, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in TripAdvisor’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, TripAdvisor’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. TripAdvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.